Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is effective as of October 15, 2015 (the “Effective Date”), by and between Landec Corporation (the “Company”) and Gregory S. Skinner (the “Executive”).

WHEREAS, Executive and the Company entered into an employment agreement, effective as of January 1, 2013 (the “Former Employment Agreement”); and

WHEREAS, Executive and the Company wish to replace the Former Employment Agreement with this Agreement, which shall set forth the terms and conditions of Executive’s continued employment with the Company;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.     POSITION AND DUTIES

(a)     Position

Executive will continue in his present positions of Vice President of Finance and Administration and Chief Financial Officer of the Company during the Term (as defined below) of his employment under this Agreement. In his positions, Executive reports to the Chief Executive Officer of the Company. Executive shall have such duties, authority and responsibilities that are commensurate with his positions, as are prescribed from time to time by the Board of Directors of the Company (the “Board”).

(b)     Obligations

During the term of his employment, Executive will devote Executive’s full business efforts and time to the Company. For the duration of his employment, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board, except Executive may, without approval of the Board, serve in any capacity with any civil, educational or charitable organization (“Outside Activity”), provided such services do not interfere with Executive’s obligations to the Company. In the event that the Board believes Executive’s Outside Activity interferes with Executive’s obligations to the Company, the Board shall inform Executive of such interference, and Executive shall have thirty (30) days to cease such Outside Activity.

2.     TERM OF EMPLOYMENT

This Agreement covers Executive’s employment with the Company from October 15, 2015 through December 31, 2018 (the “Term”), at which point it will expire unless renewed or extended by the written consent of both parties.

3.     LOCATION

Executive will be based at the Company’s executive offices in Menlo Park, California or elsewhere as may be designated from time to time by the Company. Executive will be expected to travel to the Company’s offices at other locations as needed for the performance of his duties and responsibilities.

4.     COMPENSATION, BENEFITS AND PERQUISITES

(a)     Salary

In consideration of services to be rendered by Executive to the Company, Executive will be paid an annual base salary of $380,000.00 per calendar year during the Term, unless modified by the Compensation Committee of the Board (the “Committee”). The annual base salary that is then in effect (the “Base Salary”) will be earned and paid in equal semi-monthly installments, less any deductions required by law, pursuant to procedures regularly established by the Company.

(b)     Annual Incentive Compensation

Executive will continue to participate in the Company’s annual cash bonus plan as it may be modified from time to time (the “Incentive Plan”). Under the terms of the current Incentive Plan for fiscal year 2016, Executive’s annual bonus (the target amount of which is 60% of Executive’s Base Salary at the beginning of the fiscal year) is based upon attainment of pre-determined goals established by the Board or the Committee. Actual bonus(es) payable will be determined and paid pursuant to the terms of the Incentive Plan, but in no event later than the applicable two and one-half (2-1/2) month period for short-term deferrals, as provided in Section 409A of the Code and the Treasury Regulations thereunder. The Company reserves the right to modify, amend or discontinue the Incentive Plan at any time, subject to the provisions of Section 5(e)(iv) below.

(c)     Equity Incentive Compensation

Executive shall be eligible for grants of equity interests in the Company (“Compensatory Equity”) at such times and in such amounts as determined by the Committee. All future grants of Compensatory Equity (and the issuance of any underlying shares) to Executive shall be: (i) issued pursuant to the 2013 Stock Incentive Plan (or any applicable stockholder-approved successor plan) (the “Equity Plan”), and (ii) issued pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Executive may elect to establish a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 for any of his shares of common stock of the Company, provided, however, that such trading plan must comply with all of the requirements for the safe harbor under Rule 10b5-1 and must be approved in accordance with any Rule 10b5-1 Trading Plan Policy of the Company then in effect.

(d)     Benefits

Executive will participate in the Company’s standard medical, life, accident, disability and retirement plans provided to its eligible employees on no less favorable terms than for other Company executives, subject in each case to the generally applicable terms and conditions of the plan or arrangement in question and any applicable legal requirements and to the determinations of any person or committee administering such plan or arrangement.

(e)     Vacation

Executive shall accrue Company paid vacation in accordance with the Company’s policies and procedures, as may be amended from time to time and which currently provides for five weeks of vacation per year.

(f)     Expenses

The Company will reimburse Executive for travel, lodging, entertainment and other reasonable business expenses incurred by him in the performance of his duties in accordance with the Company’s general policies, as may be amended from time to time.

5.     TERMINATION OF EMPLOYMENT

(a)     Termination Due to Death or Disability

Executive’s employment will terminate automatically upon the death of Executive or when Executive begins to receive benefits under the Company’s Long Term Disability Plan. In such cases, the Company shall pay Executive (in the case of long-term disability) or his estate or a person who acquired the right to receive such payments by bequest or inheritance (in the case of death):

(i)     any earned, but unpaid, Base Salary to which Executive is entitled through the date of termination, which shall be paid within thirty (30) days of the date of termination; and

(ii)     Executive’s annual incentive award to which he is entitled, if any, under the Incentive Plan for the fiscal year in which termination occurs, based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made) and pro-rated through the date of termination, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the Incentive Plan.

Upon payment of such amounts, the Company’s obligations under this Agreement will then cease.

(b)     Termination by Company for Cause

The Company may terminate, without liability, Executive’s employment for Cause (as defined below) at any time and without notice. The Company will pay Executive any earned, but unpaid Base Salary to which he is entitled through the date of termination within thirty (30) days of the date of termination of his employment and thereafter the Company’s obligations under this Agreement will then cease. Executive will not be entitled to any annual incentive award under the Incentive Plan for the year in which termination occurs.

Termination shall be for “Cause” if Executive:

(i)     willfully breaches significant and material duties he is required to perform;

(ii)     commits a material act of fraud, dishonesty, misrepresentation or other act of moral turpitude;

(iii)     is convicted of a felony or another crime which is materially injurious to the reputation of the Company;

(iv)     exhibits gross negligence in the course of his employment;

(v)     is ordered removed by a regulatory or other governmental agency pursuant to applicable law; or

(vi)     willfully fails to obey a material lawful direction from the Board.

(c)     Termination by Company Without Cause

The Company may terminate Executive’s employment and this Agreement, at any time, for any reason, without Cause.

If Executive’s employment is terminated by the Company without Cause and not in connection with a “Change of Control” as described in Section 6(a) below, the Company shall:

(1) pay Executive (in a single lump-sum payment within thirty (30) days of the date of termination) any earned, but unpaid, Base Salary to which he is entitled through the date of termination;

(2) pay Executive an amount equal to 100% of the Base Salary over the 12-month period immediately following the date of termination (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates), with the first payment, which shall be retroactive to the day immediately following the date Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates;

(3) cause such number of shares subject to any unvested stock options and such number of shares of restricted stock, restricted stock units or other awards made under the Equity Plan as would have vested over the one-year period beginning on the date of termination to vest and, in the case of awards requiring exercise or settlement, become exercisable or settled, as applicable, as of the date of Executive’s termination; provided that with respect to restricted stock units granted under the Equity Plan that cliff vest beyond the one-year period beginning on the date of termination, such cliff vesting will be disregarded for these purposes, and, instead, such number of restricted stock units as would have vested monthly over the vesting period from the date of grant until the first anniversary of the date of termination will become vested as of the date of termination.

(4) pay Executive the annual incentive award to which he is entitled, if any, under the Incentive Plan for the fiscal year in which termination occurs, based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made), and pro-rated through the date of termination, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the Incentive Plan; and

(5) if Executive timely elects to continue his health coverage pursuant to the federal law commonly referred to as COBRA (“COBRA”) following the termination of his employment, pay the monthly premiums for such coverage (including any premium for coverage of Executive’s spouse and eligible dependents) until the earliest of the date (i) the maximum period permitted under COBRA expires, or (ii) Executive commences receiving substantially equivalent health insurance coverage in connection with new employment; provided, however, that if the foregoing arrangement could subject the Company or Executive to tax or penalty, the Company shall, in its sole discretion, have the option to cease paying for such coverage and, in lieu thereof, pay Executive a monthly amount equal to the monthly amount it had been paying for such premiums for the remainder of the period provided in this Section 5(c)(5);

After payment of the termination benefits described in this Section 5(c), the Company’s obligations under this Agreement will cease.

(d)     Voluntary Termination

Executive may terminate his employment at any time by giving the Company four (4) months’ advanced written notice of such termination. In this event, the Company will pay any earned, but unpaid, Base Salary to which Executive is entitled through the date of termination within thirty (30) days of the date of termination, and the Company’s obligations under this Agreement will then cease. Executive will not be entitled to any annual incentive award under the Incentive Plan for the year in which he terminates his employment.

(e)     Termination For “Good Reason”

Executive may also terminate his employment for “Good Reason” upon the occurrence of any one of the following events without the prior written consent of Executive, provided that the Good Reason Payout Trigger (as defined below) is met:

(i)     any assignment to Executive of duties that represent a material reduction in the scope and authority of Executive’s position;

(ii)     a Company required relocation of Executive’s principal place of work that requires an increase in Executive’s normal commute of more than 35 miles, unless such relocation results from the relocation of the Company’s executive offices; or

(iii)     any reduction in Base Salary; or

(iv)     at such time as the Incentive Plan is approved with respect to any fiscal year, the target bonus payable to Executive under such Incentive Plan shall be determined to be an amount which is less than 60% of the Base Salary of Executive.

For Executive to receive the benefits under this Section 5(e) or Section 6(b) as a result of a termination for Good Reason, all of the following requirements must be satisfied (the satisfaction of such conditions, the “Good Reason Payout Trigger”): (1) Executive must provide notice to the Company of his intent to assert Good Reason for termination within 30 days of the initial existence of one or more of the conditions set forth in clauses (i) through (iii) above; (2) the Company must fail within 30 days (the “Cure Period”) from the date of such notice to remedy such conditions; and (3) if such conditions are not remedied, Executive must resign within 20 days after the end of the Cure Period. If the Company remedies such conditions within the Cure Period, Executive may withdraw his proposed termination or may resign with no benefits under the voluntary termination provision of Section 5(d) above.

If Executive terminates his employment for “Good Reason” other than in connection with a “Change of Control” as described in Section 6(b) below and the Good Reason Payout Trigger has been met, Company shall:

(1) pay Executive (in a single lump-sum payment within thirty (30) days of the date of termination) any earned, but unpaid, Base Salary to which he is entitled through the date of termination;

(2) pay Executive an amount equal to 100% of the Base Salary over the 12-month period immediately following the date of termination (or, if higher, at the rate prior to a reduction referred to in clause (iii) above) (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates) with the first payment, which shall be retroactive to the day immediately following the date Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates;

(3) cause such number of shares subject to any unvested stock options and such number of shares of restricted stock, restricted stock units or other awards made under the Equity Plan as would have vested over the one-year period beginning on the date of termination to vest and, in the case of awards requiring exercise or settlement, become exercisable or settled, as applicable, as of the date of Executive’s termination; provided that with respect to restricted stock units granted under the Equity Plan that cliff vest beyond the one-year period beginning on the date of termination, such cliff vesting will be disregarded for these purposes, and, instead, such number of restricted stock units as would have vested monthly over the vesting period from the date of grant until the first anniversary of the date of termination will become vested as of the date of termination.

(4) pay Executive the annual incentive award to which he is entitled, if any, under the Incentive Plan for the fiscal year in which termination occurs, based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made), and pro-rated through the date of termination, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the Incentive Plan; and

(5) if Executive timely elects to continue his health coverage pursuant to COBRA following the termination of his employment, pay the monthly premiums for such coverage (including any premium for coverage of Executive’s spouse and eligible dependents) until the earliest of the date (i) the maximum period permitted under COBRA expires, or (ii) Executive commences receiving substantially equivalent health insurance coverage in connection with new employment; provided, however, that if the foregoing arrangement could subject the Company or Executive to tax or penalty, the Company shall, in its sole discretion, have the option to cease paying for such coverage and, in lieu thereof, pay Executive a monthly amount equal to the monthly amount it had been paying for such premiums for the remainder of the period provided in this Section 5(e)(5);

After payment of the termination benefits described in this Section 5(e), the Company’s obligations under this Agreement shall cease.

(f)     Termination Obligations

Executive acknowledges and agrees that all personal property and equipment furnished to or prepared by Executive in the course of or incident to his employment belong to the Company and shall be promptly returned to the Company upon termination of employment; provided that if Executive’s employment is terminated pursuant to Sections 5(c), 5(e) or 6, Executive will be allowed to retain his Company laptop computer after the Company removes any and all confidential and proprietary information belonging to the Company. Executive further acknowledges and agrees that all confidential materials and documents, whether written or contained in computer files, diskettes or any other media, remain the property of the Company and shall be promptly returned to the Company upon termination of employment, to the extent reasonably practicable for Executive to do so.

6.     CHANGE OF CONTROL

A “Change of Control” is defined as the occurrence of one or more of the following events:

(i)     a report on Schedule 13D is filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 disclosing that any person other than the Company, a subsidiary of the Company, or any employee benefits plan sponsored by the Company, is the beneficial owner of 50% or more of the combined voting power of the then-outstanding securities of the Company;

(ii)     any person purchases securities pursuant to a tender or exchange offer, which, upon the consummation thereof, results in beneficial ownership by such person of 50% or more of the voting power of the then-outstanding securities of the Company;

(iii)     the Company consummates a consolidation or merger of the Company in which the Company is not the surviving corporation, or the Company’s shares are converted to cash, securities or other property, or all or substantially all of the assets of the Company are sold, leased, exchanged or transferred; or,

(iv)     a majority of the members of the Board change within a 24-month period unless the election or nomination for election of such Directors shall have been approved by a majority of the Directors still in office who were also Directors at the beginning of such 24-month period.

(a)     Termination by Company Without Cause Following a Change of Control

If, within a period of two (2) years subsequent to a Change of Control, Executive’s employment is terminated by the Company without Cause, the Company shall:

(1) pay Executive (in a single lump-sum payment within thirty (30) days of the date of termination of his employment) any earned, but unpaid, Base Salary to which he is entitled through the date of termination;

(2) pay Executive an amount equal to 150% of the Base Salary over the 18-month period immediately following the date of termination (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates), with the first payment, which shall be retroactive to the day immediately following the date Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates;

(3) pay Executive the annual incentive award to which he is entitled, if any, under the Incentive Plan for the fiscal year in which termination occurs, based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made), and pro-rated through the date of termination, which shall be paid at the same time bonuses for such year are paid to active employees under the terms of the Incentive Plan; and

(4) if Executive timely elects to continue his health coverage pursuant to COBRA following the termination of his employment, pay the monthly premiums for such coverage (including any premium for coverage of Executive’s spouse and eligible dependents) until the earliest of the date (i) the maximum period permitted under COBRA expires, or (ii) Executive commences receiving substantially equivalent health insurance coverage in connection with new employment; provided, however, that if the foregoing arrangement could subject the Company or Executive to tax or penalty, the Company shall, in its sole discretion, have the option to cease paying for such coverage and, in lieu thereof, pay Executive a monthly amount equal to the monthly amount it had been paying for such premiums for the remainder of the period provided in this Section 6(a)(4).

After payment of the termination benefits described in this Section 6(a), the Company’s obligations under this Agreement shall cease.

(b)     Termination for “Good Reason” Following a Change of Control

If Executive terminates his employment for “Good Reason” within a period of two (2) years following a Change of Control, and the Good Reason Payout Trigger has been met, the Company shall:

(1) pay Executive (in a single lump-sum payment within thirty (30) days of the date of termination of his employment) any earned, but unpaid, Base Salary to which he is entitled through the date of termination;

(2) pay Executive an amount equal to 150% of the Base Salary over the 18-month period immediately following the date of termination (such amount to be paid in equal installments on the Company’s regularly scheduled payroll dates), with the first payment, which shall be retroactive to the day immediately following the date Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) days from the date Executive’s employment terminates;

(3) pay Executive the annual incentive award to which he is entitled, if any, under the Incentive Plan based on actual performance (disregarding any requirement that he be employed through the end of the determination period or on the date the payment is made), pro-rated through the date of termination, which shall be paid at the same time bonuses are paid to active employees under the terms of the Incentive Plan; and

(4) if Executive timely elects to continue his health coverage pursuant to COBRA following the termination of his employment, pay the monthly premiums for such coverage (including any premium for coverage of Executive’s spouse and eligible dependents) until the earliest of the date (i) the maximum period permitted under COBRA expires, or (ii) Executive commences receiving substantially equivalent health insurance coverage in connection with new employment; provided, however, that if the foregoing arrangement could subject the Company or Executive to tax or penalty, the Company shall, in its sole discretion, have the option to cease paying for such coverage and, in lieu thereof, pay Executive a monthly amount equal to the monthly amount it had been paying for such premiums for the remainder of the period provided in this Section 6(b)(4).

After payment of the termination benefits described in this Section 6(b), the Company’s obligations under this Agreement shall cease.

(c)     Acceleration Upon a Change of Control

Upon the occurrence of a Change of Control, all of Executive’s shares subject to any unvested stock options and all shares of restricted stock, restricted stock units or other awards granted under the Equity Plan to Executive shall immediately vest and, in the case of awards requiring exercise or settlement, become exercisable or settled, as applicable.

(d)     Survival

Notwithstanding anything herein to the contrary, to the extent a Change of Control occurs during the Term, this Section 6 and Sections 7, 8, 9, 10 and such other Sections as are necessary to give effect to such Sections shall survive the expiration of the Term and continue for a period of two (2) years following such Change of Control (or such later period as provided for therein).

7.     PARACHUTE PAYMENTS AND SECTION 409A

(a)     Best After-Tax Result

If Executive becomes entitled to any payment or benefit from the Company or otherwise pursuant to a Change of Control (the “Payments”) that would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the aggregate value of such Payments shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the Payments reduced to the extent necessary to ensure that no portion of the Payments will be subject to the Excise Tax, or (y) the full amount of the Payments; whichever amount, after taking into account all applicable taxes, including, federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable), results in Executive’s receipt, on an after-tax basis, of the greater amount.

(b)     Order of Reduction of Parachute Payments

If a reduction in payments or benefits constituting “parachute payments” is necessary so that the aggregate value of the Payments equals the Reduced Amount, reduction shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting under Section 6(c); and (c) reduction of other employee benefits provided herein. In the event that accelerated vesting under Section 6(c) is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the equity awards (i.e., acceleration of vesting for the earliest granted equity awards shall be cancelled last).

(c)     Calculations

Unless Executive and the Company agree otherwise in writing, the determination of the calculations required under this Section 7 will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 7, the Accountants may make reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonable request in order to make a determination under this Section 7. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 7.

(d)     Compliance with Section 409A

The payments and entitlements provided for under this Agreement are intended to qualify for the short-term deferral exception to Section 409A of the Code as described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A of the Code as described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. The amounts paid pursuant to this Agreement that are intended to qualify for the exemption for separation pay due to an involuntary separation from service shall be paid, consistent with Treasury Regulation Section 1.409A-1(b)(9)(iii)(B), no later than the last day of the second taxable year of Executive following the taxable year of Executive in which the “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein) occurs. For purposes of this Agreement, each payment described herein shall be considered a separate payment.

Notwithstanding anything to the contrary in this Agreement, if any payment or entitlement provided for in this Agreement constitutes a “deferral of compensation” (as such term is defined in Section 409A of the Code) (e.g., because such payment would be in excess of the payments subject to an exception described in the immediately preceding paragraph) within the meaning of Section 409A of the Code and cannot be paid or provided in the manner provided herein without subjecting Executive to additional tax, interest or penalties under Section 409A of the Code as a result of the operation of Section 409A(a)(2)(B)(i) of the Code or Treasury Regulation Section 1.409A-3(i)(2), then any such payment and/or entitlement which would, but for the operation of this Section 7(d), be payable during the first six months following Executive’s “separation from service” shall be paid or provided to Executive instead in a lump sum on the first day of the seventh month following the date of Executive’s “separation from service.” For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

8.     RELEASE

It shall be a condition to the payment by the Company of the severance benefits payable to Executive under Section 5(c), 5(e), 5(f) or 6 that Executive signs a general release of all claims in substantially the form set forth in Exhibit A hereto and delivers such signed release to the Company within twenty-one (21) days following the date of termination and allows the release to become effective. No severance benefits will be paid unless and until the release becomes effective.

9.     SOLICITATION OF EMPLOYEES, CONSULTANTS AND OTHER PARTIES

Executive agrees that during the term of his employment, and for a period of two (2) years thereafter, Executive shall not either directly or indirectly solicit, induce or recruit any employees or consultants of the Company or any of its subsidiaries to terminate their relationship with the same, or attempt to solicit, induce or recruit employees or consultants of the Company or any of its subsidiaries, either for Executive or for any other person or entity. Further, for a period of two (2) years following termination of his employment, Executive shall not solicit any licensor to or customer of the Company or any of its subsidiaries or any licensee of products of the Company or any of its subsidiaries, in each case, that are known to Executive, with respect to any business, products or services that are directly competitive to the products or services offered by the Company or any of its subsidiaries or that are under development as of the date of such termination.

10.     CONFIDENTIAL INFORMATION

Executive agrees at all times during the term of this Agreement and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board, any Confidential Information of the Company and agrees to abide by the terms of his Confidential Information and Invention Assignment Agreement with the Company. Executive understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, supplies, customer lists, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Executive by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Executive during the term of this Agreement. Executive understands that “Confidential Information” also includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Executive further understands that Confidential Information does not include any of the foregoing items which have become publicly and widely known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved.

11.     ASSIGNMENT

Executive’s rights and obligations under this Agreement may not be assigned, and any attempted assignment shall be null and void. The Company may assign this Agreement, but only to a successor or affiliated organization.

12.     NOTICES

All notices referred to in this Agreement shall be in writing and delivered to the Company at its principal address, 3603 Haven Avenue, Menlo Park, CA 94025-1010, or to Executive at his home address.

13.     ENTIRE AGREEMENT

Upon the Effective Date, the Former Employment Agreement shall terminate and be of no further force and effect. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that, except as set forth in the Confidential Information and Invention Assignment Agreement, this Agreement shall constitute the complete and exclusive statement of its terms, and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative or other legal proceeding involving this Agreement.

14.     AMENDMENTS AND WAIVERS

This Agreement may not be modified, amended or terminated except in writing, signed by Executive and by a duly authorized representative of the Company other than Executive. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof.

15.     SEVERABILITY AND ENFORCEMENT

If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement shall remain in full force and effect.

16.     GOVERNING LAW

This Agreement shall be interpreted and construed in compliance with the laws of the state of California, unless a superseding Federal law is applicable.

17.     WITHHOLDING

All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

18.     ARBITRATION

The Company and Executive agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment or Executive’s compensation and benefits, or their interpretation, will be subject to binding arbitration in San Francisco, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Company and Executive agree that the prevailing party in any arbitration will be entitled to enforce the arbitration award in a court of competent jurisdiction. The Company and Executive hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. In the event of any litigation of any controversy or dispute arising out of or in connection with this Agreement, its interpretations, its performance or the like, the prevailing party shall be awarded reasonable attorneys’ fees and/or costs.

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This Executive Employment Agreement was executed as of October 15, 2015.

COMPANY:

LANDEC CORPORATION

By:	/s/ Molly A. Hemmeter
Name:	Molly A. Hemmeter
Title:	President and CEO

By:	/s/ Catherine A. Sohn
Name:	Dr. Catherine A. Sohn
Title:	Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE:

GREGORY S. SKINNER

/s/ Gregory S. Skinner

Exhibit A

Form of Release

I hereby confirm that at all times in the future I shall remain subject to the Company’s confidential information and invention assignment agreement signed by me.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which I am informed reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set form in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries and all of their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees and costs, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my conduct) arising at any time up to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment (except as stated below), including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to stock, stock options or any other ownership interests in the Company, fringe benefits, or severance pay; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this Release shall be construed in any way to release the Company from (a) its post employment obligations under Executive Employment Agreement by and between Executive and the Company, effective as of October 15, 2015 or (b) its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release; and (F) if any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court/arbitrator shall enforce all remaining provisions to the extent permitted by law.

Gregory S. Skinner

Date: _____________, 20__